Exhibit 10.34

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

This Agreement, effective as of November 4, 2013 (the “Effective Date”), is by and between:

NEW YORK UNIVERSITY (hereinafter “NYU”), a corporation organized and existing under the laws of the State of New York and having a place of business at 70 Washington Square South, New York, New York 10012

AND

BioNano Genomics, Inc. (hereinafter “CORPORATION”), a corporation organized and existing under the laws of the State of Delaware and having its principal office at 9640 Towne Centre Drive, Suite 100, San Diego, CA 92121.

RECITALS

WHEREAS, […***…] of NYU (hereinafter “the NYU Scientist”) together with […***…], formerly of NYU, have made certain inventions relating to […***…], all as more particularly described in a pending U.S. patent application and issued US patents jointly owned by NYU and […***…] ([…***…]), identified in annexed Appendix I and forming an integral part hereof (hereinafter “the Pre-Existing Inventions”);

WHEREAS, NYU and […***…] have entered into an Inter-Institutional Agreement effective […***…] in which […***…] grants to NYU the exclusive right on behalf of […***…] to enter into license Agreements to the Pre-Existing Inventions;

WHEREAS, […***…] have developed software, […***…], as described in Appendix II;

WHEREAS, subject to the terms and conditions hereinafter set forth, NYU is willing to grant to CORPORATION and CORPORATION is willing to accept from NYU the License (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto hereby agree as follows:

1.	Definitions.

1.01. “Affiliate” shall mean any company or other legal entity which controls, or is controlled by, or is under common control with, CORPORATION; control means the holding of greater than fifty percent (50%) of (i) the capital and/or (ii) the voting rights and/or (iii) the right to elect or appoint directors.

1.02. “Calendar Year” shall mean any consecutive period of twelve months commencing on the first day of January of any year.

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1.03. “Date of First Commercial Sale” shall mean the date on which a Licensed Product is first offered for sale by CORPORATION or an Affiliate or sublicensee of CORPORATION.

1.04. “Derivative” shall mean any derivative work, product, device or computer software or code using or based on, in whole or in part, the NYU Software or NYU Copyrights and/or incorporating all or any part of the NYU Software or NYU Copyrights including without limitation, translations of such a work to other computer _ languages, adaptations of such a work to other hardware platforms or operating systems, and corrections and enhancements of any such work.

1.05. “Field” shall mean the detection, identification, and analysis of […***…] organisms with the exception of microorganisms.

1.06. “License” shall mean the non-exclusive, non-sublicensable (except for end-user licenses) worldwide license to practice the Research Technology (as hereinafter defined) to develop, make, have made, use, offer for sale, sell or have sold the Licensed Products (as hereinafter defined) in the Field.

1.07. “Licensed Products” shall mean all products and services, including without limitation systems, hardware, and software, covered by a issued claim of any unexpired NYU Patent (as hereinafter defined) which has not been disclaimed or held invalid by a court of competent jurisdiction from which no appeal can be taken, or which incorporates NYU Software or Research Technology.

1.08. “Royalty Bearing Products” shall mean (i) all systems and instruments for the detection, identification, and analysis of […***…] organisms; and (ii) consumables, including without limitation chips, cartridges, and reagents; and (iii) all services related to the use of Licensed Products including without limitation haplotyping services. For the avoidance of doubt, the parties agree that the lrysTM instrument is a Royalty Bearing Product under (i) above if sold without incorporating NYU Software or Research Technology and is a Licensed Product if sold with NYU Software or incorporating Research Technology.

1.09. Net Sales should mean […***…] to any person or entity that is not an Affiliate of CORPORATION under the License, after deduction of all the following to the extent applicable to such sales;

i)	[…***…]
ii)	[…***…]
iii)	[…***…];
iv)	[…***…];
v)	[…***…]
vi)	[…***…]

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Net Sales shall be […***…]

1.10. “NYU Copyrights” shall mean NYU’s interest in all United States and foreign copyrights in the NYU Software (as hereinafter defined), including but not limited to software, animation, characters, algorithms, screen design, text, storyboard, scenario, video, and medical imaging masks, and any Derivative thereof developed by CORPORATION or its Affiliates.

1.11. “NYU Patents” shall mean all United States and foreign patents and patent applications, and any existing and future divisionals, continuations, in whole or in part, reissues, renewals and extensions thereof, and pending applications therefor which claim Pre-Existing Inventions and which are identified on annexed Appendix I.

1.12. “NYU Software” shall mean NYU’s interest in the […***…] software and computer code, or any portion thereof and which are identified on annexed Appendix II.

1.13. “Research Technology” shall mean all NYU Patents and NYU Copyrights.

2.	Effective Date.

This Agreement shall be effective as of the Effective Date and shall remain in full force and effect until it expires or is terminated in accordance with Section 13 hereof.

3.	Title.

3.01. It is hereby agreed that all right, title and interest, in and to the Research Technology, and in and to any drawings, plans, diagrams, specifications, and other documents containing any of the Research Technology shall vest solely in NYU. At the request of NYU, CORPORATION shall take all steps as may be necessary to give full effect to said right, title and interest of NYU including, but not limited to, the execution of any documents that may be required to record such right, title and interest with the appropriate agency or government office.

3.02. For so long as the NYU Scientist is employed by NYU, any and all inventions made by the NYU Scientist and relating to the Field shall be owned solely by NYU.

4.	Patents and Patent Applications.

4.01. At the initiative of CORPORATION or NYU, the parties shall consult with each other regarding the prosecution of all patent applications with respect to the Research Technology. Such patent applications shall be filed, prosecuted and maintained by the law firm of Dorsey & Whitney or by other patent counsel jointly selected by NYU and CORPORATION. Copies of all such patent applications and patent office actions shall be forwarded in a timely manner to each of NYU and CORPORATION. NYU and CORPORATION shall each also have the right to have such patent applications and patent office actions independently reviewed by other

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patent counsel separately retained by NYU or CORPORATION, upon prior notice to and consent of the other party, which consent shall not unreasonably be withheld.

4.03. All applications and proceedings with respect to the NYU Patents shall be filed, prosecuted and maintained by NYU in NYU’s sole discretion. NYU shall be free to abandon any NYU Patent.

4.04 NYU agrees to provide written notification to the CORPORATION if NYU intends to terminate prosecution of any patent applications identified in Appendix I or filed with respect to the Research Technology.

4.05 Nothing herein contained shall be deemed to be a warranty by NYU that

i)	NYU can or will be able to obtain any patent or patents on any patent application or applications in the NYU Patents or any portion thereof, or that any of the NYU Patents will afford adequate or commercially worthwhile protection, or

ii)	that the manufacture, use, or sale of any element of the Research Technology or any Licensed Product will not infringe any patent(s) of a third party.

4.06. CORPORATION and any Affiliates of CORPORATION shall insure that they apply patent markings that meet all requirements of U.S. law, 35 U.S.C. § 287, with respect to all Licensed Products.

5.	Grant of License.

5.01. Subject to the terms and conditions hereinafter set forth, NYU hereby grants to CORPORATION and CORPORATION hereby accepts from NYU the License.

5.02. NYU reserves the right to use, and to permit other non-commercial entities to use, the Research Technology for educational and research purposes,

5.03. The parties acknowledge that the United States government retains rights in intellectual property funded under any grant or similar contract with a Federal agency. The License is expressly subject to all applicable United States government rights, including, but not limited to, any applicable requirement that products, which result from such intellectual property and are sold in the United States, must be substantially manufactured in the United States.

5.04. The License granted to CORPORATION in Section 5.01 hereto shall commence upon the Effective Date and shall remain in force on a country-by-country basis, if not previously terminated under the terms of this Agreement, for fifteen (15) years from the Date of First Commercial Sale in such country or until the expiration date of the last to expire of the NYU Patents whichever shall be later. CORPORATION shall inform NYU in writing of the Date of First Commercial Sale with respect to each Licensed Product in each country as soon as practicable after the making of each such first commercial sale.

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5.05. The CORPORATION will retain ownership of any improvements or developments of the Research Technology made solely by the CORPORATION, other than Derivatives.

6.	Payments for License.

6.01. In consideration for the grant and during the term of the License with respect to each Licensed Product, CORPORATION shall pay to NYU:

(a)	on the Effective Date, a non-refundable, non-creditable license issue fee of […***…]; and

(b)	a royalty on the Net Sales of CORPORATION and each Affiliate of CORPORATION as follows:

(i)	[…***…] of the Net Sales of consumables consisting of […***…]; and

(ii)	[…***…] of the Net Sales of services including without […***…]; and

(iii)	[…***…] of all other Net Sales.

(c)	a milestone payment of […***…] upon the […***…], including without limitation […***…].

6.02. Beginning with Calendar Year 2014 and continuing thereafter until this Agreement shall terminate or expire, CORPORATION agrees that if the total royalties paid to NYU under subsection 6.01(b) hereof do not amount to […***…] in each Calendar Year, CORPORATION will pay to NYU within […***…] after the end of each such Calendar Year, as additional royalty, the difference between the […***…], failing which NYU shall have the right solely at Its election, upon written notice to CORPORATION, to terminate this Agreement for cause.

6.03. For the purpose of computing the royalties due to NYU hereunder, the year shall be divided into four parts ending on March 31, June 30, September 30, and December 31. Not later than […***…] after each December, March, June, and September in each Calendar Year during the term of the License, CORPORATION shall submit to NYU a full and detailed report of royalties or payments due NYU under the terms of this Agreement for the preceding quarter year (hereinafter “the Quarter-Year Report”), setting forth the Net Sales and/or lump sum payments and all other payments or consideration upon which such royalties are computed and including at least

i)	the quantity of Licensed Products and Royalty Bearing Products used, sold, transferred or otherwise disposed of;

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ii)	the selling price of each Licensed Product;

iii)	the deductions permitted under subsection 1.09 hereof to arrive at Net Sales; and

iv)	the royalty computations and subject of payment.

If no royalties or other payments are due, a statement shall be sent to NYU stating such fact. Payment of the full amount of any royalties or other payments due to NYU for the preceding quarter year shall accompany each Quarter-Year Report on royalties and payments. CORPORATION shall keep for a period of at least six (6) years after the date of entry, full, accurate and complete books and records consistent with sound business and accounting practices and in such form and in such detail as to enable the determination of the amounts due to NYU from CORPORATION pursuant to the terms of this Agreement.

6.04. On reasonable notice and during regular business hours, NYU or the authorized representative of NYU shall each have the right to inspect the books of accounts, records and other relevant documentation of CORPORATION or of Affiliates of CORPORATION insofar as they relate to the production, marketing and sale of the Licensed Products and Royalty Bearing Products, in order to ascertain or verify the amount of royalties and other payments due to NYU hereunder, and the accuracy of the information provided to NYU in the aforementioned reports. The cost of such inspection shall be borne by NYU, unless it is determined in such inspection that NYU has been underpaid in any period by more than […***…] of the amount which NYU should have been paid, in which case the cost of such inspection shall be reimbursed to NYU by CORPORATION.

7.	Method of Payment.

7.01. Royalties and other payments due to NYU hereunder shall be paid to NYU in United States dollars. Any such royalties on or other payments relating to transactions in a foreign currency shall be converted into United States dollars based on the closing buying rate of the Morgan Guaranty Trust Company of New York applicable to transactions under exchange regulations for the particular currency on the last business day of the accounting period for which such royalty or other payment is due.

7.02. CORPORATION shall be responsible for payment to NYU of all royalties due on sale, transfer or disposition of Licensed Products and Royalty Bearing Products by each Affiliate of CORPORATION.

7.03. Any amount payable hereunder by one of the parties to the other, which has not been paid by the date on which such payment is due, shall bear interest form such date until the date on which such payment is made, at the rate of […***…] per annum in excess of the prime rate prevailing at the Citibank, N.A., in New York, during the period of arrears and such amount and the interest thereon may be set off against any amount due, whether in terms of this Agreement or otherwise, to the party in default by any non-defaulting party.

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8.	Development and Commercialization.

8.01. CORPORATION undertakes to use continuous reasonable diligence to make and sell Licensed Products, including but not limited to, the performance of all efficacy, pharmaceutical, safety, toxicological and clinical tests, trials and studies and all other activities necessary in order to obtain the approval of the FDA for the production, use and sale of the Licensed Products, all as set forth in the Development Plan (annexed hereto as Appendix III and which is an integral part of this Agreement) and within all timetables set forth therein. CORPORATION further undertakes to exercise due diligence and to employ its reasonable diligence to obtain, the appropriate approvals of the health authorities for the production, use and sale of the Licensed Products, in each of the other countries of the world in which CORPORATION intend to produce, use, and/or sell Licensed Products.

8.02. Provided that applicable laws, rules and regulations require that the performance of the tests, trials, studies and other activities specified in Paragraph 8.01 above shall be carried out in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities, CORPORATION shall carry out such tests, trials, studies and other activities in accordance with FDA Good Laboratory Practices and in a manner acceptable to the relevant health authorities. Furthermore, the Licensed Products shall be produced in accordance with FDA Good Manufacturing Practice (“GMP”) procedures in a facility which has been certified by the FDA as complying with GMP, provided that applicable laws, rules and regulations so require.

8.03. CORPORATION undertakes to begin the regular commercial production, use, and sale of the Licensed Products in good faith in accordance with the Development Plan and to continue diligently thereafter to commercialize the Licensed Products.

8.04. CORPORATION shall provide NYU with written annual reports on all activities and actions undertaken by CORPORATION to develop and commercialize the Licensed Products; such reports shall be made within sixty (60) days after each June 30th for the duration of this Agreement.

8.05. If CORPORATION shall not commercialize the Licensed Products within a reasonable time frame, unless such delay is necessitated by FDA or other regulatory agencies or unless NYU and CORPORATION have mutually agreed to amend the Development Plan because of unforeseen circumstances, NYU shall notify CORPORATION in writing of CORPORATION’s failure to commercialize and shall allow CORPORATION sixty (60) days to cure its failure to commercialize. CORPORATION’s failure to cure such delay to NYU’s reasonable satisfaction within such 60-day period shall be a material breach of this Agreement.

9.	CONFIDENTIAL INFORMATION.

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9.01. Except as otherwise provided in Section 9.02 and 9.03 below CORPORATION shall maintain any and all of the Research Technology in confidence and shall not release or disclose any tangible or intangible component thereof to any third party without first receiving the prior written consent of NYU to said release or disclosure.

9.02. The obligations of confidentiality set forth in Sections 9.01 shall not apply to any component of the Research Technology which was part of the public domain prior to the Effective Date of this Agreement or which becomes a part of the public domain not due to some unauthorized act by or omission of CORPORATION after the effective date of this Agreement or which is disclosed to the CORPORATION by a third party who has the right to make such disclosure.

9.03. The provisions of Section 9.01 notwithstanding, CORPORATION may disclose the Research Technology to third parties who need to know the same in order to secure regulatory approval for the sale of Licensed Products.

10.	Infringement of NYU Patent.

10.01. In the event a party to this Agreement acquires information that a third party is infringing one or more of the NYU Patents, the party acquiring such information shall promptly notify the other party to the Agreement in writing of such infringement.

10.02. As between the parties, NYU shall have the sole right but not the obligation to pursue any infringers and to retain any recovery therefrom. NYU may grants such rights to third parties.

11.	Liability and Indemnification.

11.01. CORPORATION shall indemnify, defend and hold harmless NYU and its trustees, officers, medical and professional staff, employees, students and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce or in human clinical trials, lease, or promotion by CORPORATION or by a licensee, Affiliate or agent of CORPORATION of any Licensed Product or Royalty Bearing Product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement.

11.02. With respect to an Indemnitee, CORPORATION’s indemnification under subsection 11.01(i) shall apply to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of such Indemnitee. CORPORATION’s indemnification obligation under subsection 11.01(ii) shall not apply to any liability, damage, loss or expense to the extent that it is attributable to the negligent activities of any such Indemnitee.

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11.03. CORPORATION agrees, at its own expense, to provide attorneys reasonably acceptable to NYU to defend against any actions brought or filed against any Indemnitee with respect to the subject of indemnity to which such Indemnitee is entitled hereunder, whether or not such actions are rightfully brought.

12.	Security for Indemnification.

12.01. At such time as any Licensed Product or Royalty Bearing Product, process or service relating to, or developed pursuant to, this Agreement Is being commercially distributed or sold or tested in clinical trials by CORPORATION or by a licensee, Affiliate or agent of CORPORATION, CORPORATION shall at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance in amounts not less than $[…***…] per incident and $[…***…] annual aggregate during the period that such Licensed Product, Royalty Bearing Product, process, or service is being tested in clinical trials or commercially distributed or sold, and in each case naming the Indemnitees as additional insureds. Such comprehensive general liability insurance, shall provide (i) product liability coverage and (ii) broad form contractual liability coverage for CORPORATION’s indemnification under Section 11 of this Agreement. If CORPORATION elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $[…***…] annual aggregate) such self-insurance program shall include assets or reserves which have been actuarially determined for the liabilities associated with this Agreement and must be acceptable to NYU.

The minimum amounts of insurance coverage required under this Section 12 shall not be construed to create a limit of CORPORATION’s liability with respect to its indemnification under Section 11 of this Agreement.

12.02. CORPORATION shall provide NYU with written evidence of such insurance upon request of NYU. CORPORATION shall provide NYU with written notice at least sixty (60) days prior to the cancellation, non-renewal or material change in such insurance; if CORPORATION does not obtain replacement insurance providing comparable coverage within such sixty (60) day period, NYU shall have the right to terminate this Agreement effective at the end of such sixty (60) day period without notice or any additional waiting periods.

12.03. CORPORATION shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any product, process or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold or tested in clinical trials by CORPORATION or by an Affiliate or agent of CORPORATION and,(ii) a reasonable period after the period referred to in (i) above which in no event shall be less than five (5) years.

13.	Expiry and Termination

13.01. Unless earlier terminated pursuant to this Section 13 or Section 6.02, hereof, this Agreement shall expire upon the expiration of the period of the License in all countries as set forth in Section 5.04 above.

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13.02. At any time prior to expiration of this Agreement, either party may terminate this Agreement forthwith for cause, as “cause” is described below, by giving written notice to the other party. Cause for termination by one party of this Agreement shall be deemed to exist if the other party materially breaches or defaults In the performance or observance of any of the provisions of this Agreement and such breach or default is not cured within sixty (60) days or, in the case of failure to pay any amounts due hereunder, thirty (30) days (unless otherwise specified herein) after the giving of notice by the other party specifying such breach or default, or if either NYU or CORPORATION discontinues its business or becomes insolvent or bankrupt.

13.03. Upon termination of this Agreement for any reason and prior to expiration as set forth in Section 13.01 hereof, all rights in and to the Research Technology shall revert to NYU, and CORPORATION shall not be entitled to make any further use whatsoever of the Research Technology.

13.04. CORPORATION may terminate this Agreement by giving ninety (90) days’ advance written notice of termination to NYU.

13.05. This Agreement may be terminated by mutual written consent of both parties.

13.06. Termination of this Agreement shall not relieve either party of any obligation to the other party incurred prior to such termination.

13.07. Sections 3, 9, 11, 12, 13 and 17 hereof shall survive and remain in full force and effect after any termination, cancellation or expiration of this Agreement.

14. Representations and Warranties by CORPORATION.

CORPORATION hereby represents and warrants to NYU as follow:

(1) CORPORATION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CORPORATION has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery and performance of this Agreement has been duly authorized by CORPORATION

(2) There is no pending or, to CORPORATION’s knowledge, threatened litigation involving CORPORATION which would have any effect on this Agreement or on CORPORATION’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which CORPORATION is a party or by which CORPORATION is bound which prohibits or would prohibit the execution and delivery by CORPORATION of this Agreement or the performance or observance by CORPORATION of any term or condition of this Agreement,

15.	Representations and Warranties by NYU.

NYU hereby represents and warrants to CORPORATION as follows:

(1) NYU is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. NYU has been granted all requisite power and authority to carry on its business and to own and operate its properties and

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assets. The execution, delivery and performance of this Agreement have been duly authorized by the Board of Trustees of NYU.

(2) There is no pending or, to NYU’s knowledge, threatened litigation involving NYU which would have any effect on this Agreement or on NYU’s ability to perform its obligations hereunder; and

(3) There is no indenture, contract, or agreement to which NYU is a party or by which NYU is bound which prohibits or would prohibit the execution and delivery by NYU of this Agreement or the performance or observance by NYU of any term or condition of this Agreement.

16.	No Assignment.

Neither CORPORATION nor NYU shall have the right to assign, delegate or transfer at any time to any party, in whole or In part, any or all of the rights, duties and interest herein granted without first obtaining the written consent of the other to such assignment.

17.	Use of Name.

Without the prior written consent of the other party, neither CORPORATION nor NYU shall use the name of the other party or any adaptation thereof or of any staff member, employee or student of the other party:

i)	in any product labeling, advertising, promotional or sales literature;

ii)	in connection with any public or private offering or in conjunction with any application for regulatory approval, unless disclosure is otherwise required by law, in which case either party may make factual statements concerning the Agreement or file copies of the Agreement after providing the other party with an opportunity to comment and reasonable time within which to do so on such statement in draft.

Except as provided herein, neither NYU nor CORPORATION will issue public announcements about this Agreement without prior written approval of the other party.

18.	Miscellaneous,

18.01. In carrying out this Agreement the parties shall comply with all local, state and federal laws and regulations including but not limited to, the provisions of Title 35 United States Code §200 et seq. and 15 CFR §368 et seq.

18.02. If any provision of this Agreement is determined to be invalid or void, the remaining provisions shall remain in effect.

18.03. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to principles relating to conflicts of law. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and, by execution and delivery of this Agreement, the parties to this Agreement submit to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waive any objection to such jurisdiction on the grounds of venue or forum non conveniens, the

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absence of in personam or subject matter jurisdiction and any similar grounds, consent to service of process by mail in accordance with paragraph 18.04 or any other manner permitted by law and irrevocably agree to be bound by any such judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the parties to this Agreement.

18.04. All payments or notices required or permitted to be given under this Agreement shall be given in writing and shall be effective when either personally delivered or deposited, postage prepaid, in the United States registered or certified mail, or with a recognized overnight delivery service (e.g., Federal Express or DHL), addressed as follows:

To NYU:    New York University

Office of Industrial Liaison

One Park Avenue, 6th Floor

New York, NY 10016

Attention: Abram M. Goldfinger

Executive Director,

Industrial Liaison/Technology Transfer

and

Office of Legal Counsel

New York University

Bobst Library

70 Washington Square South

New York, NY 10012

Attention: Mark Righter, Esq

Associate General Counsel

To CORPORATION:

BioNano Genomics, Inc.

9640 Towne Centre Drive, Suite 100

San Diego, CA 92121

Attention: Erik Holmlin

President and CEO

or such other address or addresses as either party may hereafter specify by written notice to the other. Such notices and communications shall be deemed effective on the date of delivery or fourteen (14) days after having been sent by registered or certified mail, whichever is earlier.

18.05. This Agreement (and the annexed Appendix) constitute the entire Agreement between the parties and no variation, modification or waiver of any of the

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terms or conditions hereof shall be deemed valid unless made in writing and signed by both parties hereto, This Agreement supersedes any and all prior agreements or understandings, whether oral or written, between CORPORATION and NYU.

18.06. No waiver by either party of any non-performance or violation by the other party of any of the covenants, obligations or agreements of such other party hereunder shall be deemed to be a waiver of any subsequent violation or non-performance of the same or any other covenant, agreement or obligation, nor shall forbearance by any party be deemed to be a waiver by such party of its rights or remedies with respect to such violation or non-performance.

18.07. The descriptive headings contained in this Agreement are included for convenience and reference only and shall not be held to expand, modify or aid in the interpretation, construction or meaning of this Agreement.

18.08. It is not the intent of the parties to create a partnership or joint venture or to assume partnership responsibility or liability. The obligations of the parties shall be limited to those set out herein and such obligations shall be several and not joint.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

NEW YORK UNIVERSITY

By:	/s/ Abram M. Goldfinger
Abram M. Goldfinger
Executive Director,
Industrial Liaison/Technology Transfer

Date:	11/20/13

CORPORATION

By:	/s/ Erik Holmlin
Erik Holmlin
Title:	President and CEO

Date:	19-NOV-2013

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Appendix I

[…***…]

[…***…]

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Appendix II

[…***…]

[…***…]

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Appendix III

[…***…]

[…***…]

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